Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3100 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Third Quarter of 2019

•	Net income of $6.7 and $19.2 million for the three and nine months ended September 30, 2019
•	Earnings per common share of $0.95 and $2.86 for the three and nine months ended September 30, 2019
•	Annualized return on average assets of 1.27% and 1.36% for the three and nine months ended September 30, 2019
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and prior-year third quarter

MANITOWOC, Wis, October 17, 2019 -- Bank First Corporation (NASDAQ: BFC) (“Bank First” or the “Company”), the holding company for Bank First, N.A., reported net income of $6.7 million, or $0.95 per share, for the third quarter of 2019, compared with net income of $5.9 million, or $0.89 per share, for the respective prior-year period. For the nine months ended September 30, 2019, Bank First earned $19.2 million, or $2.86 per share, compared to $19.4 million, or $2.90 per share for the same period in 2018.

Operating Results

Net interest income during the third quarter of 2019 was $20.3 million, up $4.9 million from the previous quarter and up $4.8 million from the third quarter of 2018. As discussed in detail below, these comparisons to the prior quarter and prior-year third quarter were heavily impacted by purchase accounting adjustments. Net interest income for the first nine months of 2019 was $50.9 million, up from $47.6 million for the first nine months of 2018.

Interest income related to purchase accounting entries, resulting from purchases of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017 and Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, increased net income (after tax) during the third quarter of 2019 by $2.6 million, or $0.37 per share, compared to $1.0 million, or $0.15 per share, for the third quarter of 2018. For the first nine months of 2019 and 2018 the impact of these purchase accounting entries increased net income (after tax) by $4.0 million, or $0.58 per share, and $3.7 million, or $0.55 per share, respectively. Included in the third quarter 2019 impact of purchase accounting entries was a $1.2 million acceleration of accretion of loan fair value marks and a $0.6 million reversal of a specific purchase credit impaired loan reserve, both due to early pay-offs of purchased loans acquired from Waupaca, which served to increase interest income. As was foreshadowed in previous quarterly releases, Bank First took the opportunity during the third quarter of 2019 to exit nearly all of the remaining portion of the loan portfolio acquired from Waupaca that was never anticipated to be a long-term part of the Company. These relationships included several out-of-market hospitality loans that were poorly collateralized and lacked sufficient repayment sources.

Net interest margin was 4.30% for the third quarter of 2019, compared to 3.81% for the third quarter of 2018. The aforementioned purchase accounting entries added 0.70% and 0.32% to net interest margin for each of these periods, respectively. Net interest margin was 3.98% for the first nine months of 2019, including 0.40% from the impact of purchase accounting entries, compared to 3.90%, including 0.39% from the impact of purchase accounting entries, for the first nine months of 2018.

Bank First recorded a provision for loan losses of $3.0 million during the third quarter of 2019, compared to $0.8 million during the third quarter of 2018. Provision expense was $4.1 million for the first nine months of 2019 compared to $2.2 million for the same period during 2018. The heightened provision during the third quarter of 2019 was heavily impacted by the aforementioned effort to exit several relationships acquired in the Waupaca transaction, resulting in the Company incurring net loan charge-offs in excess of $5.0 million during the quarter.

Noninterest income was $3.1 million during the third quarter of 2019, compared to $2.5 million during the third quarter of 2018. Net gains on the sale of mortgage loans to the secondary market totaled $0.5 million for the third quarter of 2019 compared to $0.1 million for the third quarter of 2018 as the Company experienced a very strong quarter in retail mortgage loan originations. Income from the Company’s off-balance sheet serviced loan portfolio also saw a significant increase from both the prior quarter and prior-year third quarter, the result of servicing the secondary market portfolio acquired from Partnership. After supplementing Bank First’s $330.0 million serviced portfolio with the acquisition of Partnership’s $222.0 million serviced portfolio, the Company now carries an off-balance sheet serviced loan portfolio of $552.0 million. Income received from the Company’s investments in unconsolidated subsidiaries UFS, LLC and Ansay & Associates, LLC totaled $1.1 million during the third quarter of 2019, an increase of $0.3 million from the third quarter of 2018.

Noninterest expense was $12.1 million for the third quarter of 2019, compared to $9.9 million for the prior quarter and $9.7 million for the third quarter of 2018. One-time expenses related to Bank First’s acquisition of Partnership, which closed on July 12, 2019, totaled $0.9 million during the third quarter of 2019, negatively impacting earnings per share after taxes by $0.11. Most areas of noninterest expense for the third quarter of 2019 saw increases from the prior quarter and the prior-year third quarter due to these one-time expenses as well as added scale from the addition of four new locations as a result of the Partnership acquisition. Personnel expense totaled $6.3 million for the third quarter of 2019, including $0.2 million in severance payments from the Partnership acquisition, compared to $5.4 million during the prior quarter. Outside service fees included $0.5 million in professional fee payments directly related to the Partnership acquisition during the third quarter of 2019.

Balance Sheet

Total assets were $2.16 billion at September 30, 2019, up $370.3 million from December 31, 2018, and up $427.8 million from September 30, 2018. Total loans were $1.71 billion at September 30, 2019, up $285.7 million from December 31, 2018, and $272.7 million from September 30, 2018. Total deposits, nearly all of which remain core deposits, were $1.84 billion at September 30, 2019, up $280.9 million from December 31, 2018, and up $351.6 million from September 30, 2018. The Partnership acquisition during the third quarter of 2019 added $275.3 million in loans, $268.8 million in deposits and $307.3 million in total assets to the Company’s balance sheet at deal close. Annualized loan growth for the third quarter of 2019, net of the Partnership acquired loans, exceeded 6.1%. This growth was accomplished despite loan balances declining $19.2 million during the quarter in the six locations acquired in the Waupaca transaction, the result of the aforementioned concerted effort to exit several relationships involved in that acquisition.

Asset Quality

Nonperforming assets at September 30, 2019 totaled $11.3 million, down from $23.3 million and $31.1 million at the end of the fourth and third quarters of 2018, respectively. Nonperforming assets to total assets ended the third quarter of 2019 at 0.52%, down from 1.30% and 1.79% at the end of the fourth and third quarter of 2018, respectively. The significant improvements in these asset quality metrics were the result of the efforts during the third quarter of 2019 to exit certain purchased loan relationships, as previously mentioned. While exiting these relationships resulted in significant charge-offs during the quarter, partially offset by the aforementioned purchase accounting impacts, management felt the business decision to exit these relationships at this time was appropriate and beneficial for the future of the Company. The few remaining relationships of this type are either performing or have been charged-down to a conservative value.

Capital Position

Stockholders’ equity totaled $225.3 million at September 30, 2019, an increase of $51.0 million from the end of 2018 and $56.2 million from September 30, 2018.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on January 7, 2020, to shareholders of record as of December 23, 2019.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 273 full-time equivalent staff and has assets of approximately $2.2 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

# # #

Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended					At or for the Nine Months Ended
(In thousands, except per share data)	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018	9/30/2019	9/30/2018

Results of Operations:
Interest income	$25,489	$20,158	$19,723	$19,753	$19,510	$65,370	$58,191
Interest expense	5,176	4,784	4,523	4,240	3,974	14,483	10,605
Net interest income	20,313	15,374	15,200	15,513	15,536	50,887	47,586
Provision for loan losses	3,000	500	625	750	800	4,125	2,185
Net interest income after provision for loan losses	17,313	14,874	14,575	14,763	14,736	46,762	45,401
Noninterest income	3,145	2,713	3,306	2,553	2,508	9,164	8,978
Noninterest expense	12,087	9,932	9,302	9,893	9,708	31,321	29,749
Income before income tax expense	8,371	7,655	8,579	7,423	7,536	24,605	24,630
Income tax expense	1,712	1,666	1,992	1,362	1,604	5,370	5,235
Net income	$6,659	$5,989	$6,587	$6,061	$5,932	$19,235	$19,395

Earnings per common share - basic	$0.95	$0.91	$1.00	$0.91	$0.89	$2.86	$2.90
Earnings per common share - diluted	0.93	0.90	1.00	0.91	0.89	2.83	2.90

Common Shares:
Basic weighted average	7,036,807	6,577,016	6,574,362	6,647,586	6,661,337	6,731,089	6,682,472
Diluted weighted average	7,134,674	6,675,794	6,608,273	6,647,586	6,661,337	6,808,177	6,682,472
Outstanding	7,084,728	6,576,171	6,577,045	6,610,358	6,659,021	7,084,728	6,659,021

Noninterest income / noninterest expense:
Service charges	$918	$799	$679	$890	$971	$2,396	$2,603
Income from Ansay	319	543	875	180	176	1,737	1,934
Income from UFS	768	731	594	708	660	2,093	1,855
Loan servicing income	374	244	223	372	260	841	1,106
Net gain on sales of mortgage loans	533	154	87	188	144	774	429
Noninterest income from strategic alliances	26	29	19	22	24	74	68
Other noninterest income	207	213	829	193	273	1,249	983
Total noninterest income	$3,145	$2,713	$3,306	$2,553	$2,508	$9,164	$8,978

Personnel expense	$6,272	$5,403	$5,310	$5,532	$5,205	$16,985	$15,968
Occupancy, equipment and office	1,076	832	849	799	817	2,757	2,699
Data processing	1,158	960	913	899	856	3,031	2,720
Postage, stationery and supplies	135	192	123	156	138	450	464
Net (gain) loss on sales of other real estate owned	(10)	(135)	36	(79)	233	(109)	331
Net (gain) loss on sales of securities	-	(23)	(234)	-	(19)	(257)	31
Advertising	53	53	74	78	36	180	142
Charitable contributions	225	141	131	121	169	497	864
Outside service fees	1,171	982	684	899	817	2,837	2,233
Amortization of intangibles	374	161	161	189	189	696	567
Other noninterest income	1,633	1,366	1,255	1,299	1,267	4,254	3,730
Total noninterest expense	$12,087	$9,932	$9,302	$9,893	$9,708	$31,321	$29,749

Period-end balances:
Loans	$1,714,213	$1,419,192	$1,431,498	$1,428,494	$1,441,477	$1,714,213	$1,441,477
Allowance for loan losses	10,131	12,170	12,213	12,248	11,560	10,131	11,560
Investment securities available-for-sale, at fair value	136,935	120,083	122,761	118,906	119,623	136,935	119,623
Investment securities held-to-maturity, at cost	42,605	39,537	40,769	40,768	40,882	42,605	40,882
Goodwill and other intangibles, net	54,153	19,998	20,160	20,321	20,425	54,153	20,425
Total assets	2,163,501	1,806,467	1,805,408	1,793,165	1,735,754	2,163,501	1,735,754
Deposits	1,838,080	1,574,998	1,573,677	1,557,167	1,486,470	1,838,080	1,486,470
Stockholders' equity	225,332	185,448	179,177	174,323	169,133	225,332	169,133
Book value per common share	31.81	28.20	27.24	26.37	25.40	31.81	25.40
Tangible book value per common share	24.86	25.63	24.65	23.76	22.78	24.86	22.78

Average balances:
Loans	$1,682,932	$1,420,710	$1,434,283	$1,435,745	$1,437,832	$1,513,552	$1,422,532
Interest-earning assets	1,923,451	1,679,604	1,652,106	1,637,080	1,654,966	1,752,714	1,667,419
Total assets	2,095,357	1,801,530	1,773,345	1,755,835	1,772,768	1,891,257	1,784,384
Deposits	1,786,373	1,563,322	1,548,306	1,510,978	1,487,865	1,633,726	1,478,132
Interest-bearing liabilities	1,310,757	1,142,604	1,141,177	1,144,202	1,185,391	1,198,799	1,204,199
Goodwill and other intangibles, net	42,373	20,096	20,259	20,377	20,610	25,612	20,504
Stockholders' equity	227,205	181,498	175,058	170,992	167,651	194,778	163,970

Financial ratios:
Return on average assets	1.27%	1.33%	1.49%	1.37%	1.33%	1.36%	1.45%
Return on average common equity	11.72%	13.20%	15.05%	14.06%	14.04%	13.17%	15.77%
Average equity to average assets	10.84%	10.07%	9.87%	9.74%	9.46%	10.30%	9.19%
Stockholders' equity to assets	10.42%	10.27%	9.92%	9.72%	9.74%	10.42%	9.74%
Tangible equity to tangible assets	8.33%	9.42%	9.06%	8.85%	8.83%	8.33%	8.83%
Loan yield	5.63%	5.22%	5.15%	5.09%	4.98%	5.36%	5.04%
Earning asset yield	5.37%	4.90%	4.93%	4.88%	4.76%	5.08%	4.75%
Cost of funds	1.57%	1.68%	1.61%	1.47%	1.33%	1.62%	1.18%
Net interest margin, taxable equivalent	4.30%	3.76%	3.82%	3.85%	3.81%	3.98%	3.90%
Net loan charge-offs to average loans	1.20%	0.16%	0.18%	0.00%	0.16%	0.48%	0.16%
Nonperforming loans to total loans	0.30%	1.20%	1.14%	1.44%	1.99%	0.30%	1.99%
Nonperforming assets to total assets	0.52%	1.10%	1.07%	1.30%	1.79%	0.52%	1.79%
Allowance for loan losses to loans	0.59%	0.86%	0.85%	0.86%	0.80%	0.59%	0.80%